LATHAM & WATKINS
                        505 MONTGOMERY STREET, SUITE 1900
                             SAN FRANCISCO, CA 94111
                                 (415) 391-0600

August 16, 2000

Neurocrine Biosciences, Inc.
10555 Science Center Drive
San Diego, California 92121

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 17, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,150,000 shares of your Common Stock, par value $0.001 par value, under the Amended 1992 Incentive Stock Plan, the Amended 1996 Employee Stock Purchase Plan and the Amended 1997 Director Option Plan. Such shares of Common Stock are referred to herein as the "Shares", and such plans are referred to herein as the "Plans". As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

         It is our opinion that, upon issuance and sale of the Shares in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, and delivery of and payment for the Shares in accordance with the Plans and such grant agreements, for a purchase price not less than the par value of the Shares, such Shares will be validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                                     Very truly yours,

                                                     Latham & Watkins